Exhibit 5
1001 Fourth Avenue, Suite 4500 | Seattle, Washington 98154-1192
206.624.3600 Telephone | 206.389.1708 Facsimile
www.riddellwilliams.com
June 27, 2008
Red Lion Hotels Corporation
201 W. North River Drive, Suite 100
Spokane, Washington 99201
Re: Form S-8 Registration Statement
Ladies and Gentlemen:
We have acted as counsel to Red Lion Hotels Corporation (the “Company”) in connection with the preparation of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company will file with the Securities and Exchange Commission, with respect to an aggregate of 300,000 shares of Common Stock of the Company (the “Shares”) issuable under the Company’s 2008 Employee Stock Purchase Plan (the “Plan”).
We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.
Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the Company and receipt by the Company of the consideration therefor in accordance with the terms of the Plan, be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Frank C. Woodruff
Frank C. Woodruff
           of
RIDDELL WILLIAMS P.S.